Schedule A
                                                                     ----------

                                 Leon H. Liebman
                              C/O MICHAEL A. VARET
                                   29th floor
                        Piper Marbury Rudnick & Wolfe LLP
                           1251 Avenue of the Americas
                            New York, New York 10020


                                                                March 29, 2000

The Purchasers (as defined  below)
c/o Kramer Levin Naftalis & Frankel LLP
919 Third Avenue
New York, New York  10022-3903
Attention: Kenneth A. Adams, Esq.


                            Stock Purchase Agreement

Gentlemen:

           This letter agreement (this "Agreement") is written to set forth the agreement between the three persons identified on Schedule A (each a "Purchaser," and collectively, "Purchasers") and Leon H. Liebman ("Seller"), relating to the sale by Seller to Purchasers and the purchase by Purchasers from Seller of an aggregate of 400,000 shares of the Common Stock (par value $0.01 per share) (the "GMAI Common Stock"; those 400,000 shares, the "Shares") of Greg Manning Auctions, Inc., a New York corporation ("GMAI").

           1. Purchase of GMAI Common Stock. Seller hereby sells to each Purchaser, and each Purchaser hereby purchases from Seller, the number of shares of GMAI Common Stock set forth opposite the Purchaser's name on Schedule A. The Purchasers shall pay $5,200,000 to Seller as the aggregate purchase price for the Shares (the "Purchase Price").

           2. Payment and Delivery. (a) Immediately after the parties sign this Agreement, Kramer Levin Naftalis & Frankel LLP, as agent for the Purchasers (the "Agent"), shall wire transfer to a bank account designated by Seller in writing an amount equal to the Purchase Price.

                (b) Upon his receipt of the Purchase Price, Seller shall deliver to the Agent a certificate or certificates representing the Shares which the Purchasers are purchasing hereunder (together with properly executed stock assignment powers with all necessary stock transfer taxes paid or provided for necessary to permit the transfer of the Shares to the Purchasers).

           3. Seller's Representations and Warranties. Seller represents and warrants to Purchasers as follows:

                (a) Seller has all requisite power and authority to enter into and perform his obligations under this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller, and this Agreement is a valid and binding obligation of Seller, enforceable against him in accordance with its terms, except as enforceability may be limited by any bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and by general equitable principles (whether such enforceability is considered in a proceeding at law or in equity).

                (b) The making, execution, delivery and performance of this Agreement by Seller will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Seller or any material license, permit or other governmental authorization held by Seller, or (ii) violate or conflict with any material provision, or result in any material default, acceleration or other breach, of any contract, license, lease or loan agreement to which Seller is a party.

                (c) Seller is not liable for any fee, commission or other compensation to any agent, broker, investment banker or other similar person acting on behalf of or under the authority of Seller in connection with the making, execution, delivery or performance of this Agreement or the sale of Shares hereunder to the Purchasers.

                (d) Seller is the record and beneficial owner of and has good and valid title to the Shares, free and clear of any lien, charge, encumbrance, security interest, option, right or claim of others. Upon delivery of and payment for the Shares as provided in this Agreement, Seller will transfer to each Purchaser good and valid title to the Shares being sold to that Purchaser hereunder, free and clear of any lien, charge, encumbrance, security interest, option, right or claim of others, other than as may be imposed by the certificate of incorporation or by-laws of GMAI or by applicable securities laws.

                (e) (i) Since January 1, 2000, Seller has not purchased any GMAI Common Stock, (ii) Seller has no net short position in GMAI Common Stock, and (iii) Seller neither owns or has obligations under any put, call, option or derivative security relating to GMAI Common Stock.

                (f) Seller is not an affiliate of GMAI and Seller has owned the Shares since October 29, 1998. For purposes hereof, "affiliate" shall mean with respect to any specified party hereto, any person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified party. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a party, whether through ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

                (g) During the period ending 365 days from the date of this Agreement, Seller agrees that he will not sell or otherwise transfer in any 30-day period more than 40,000 shares of any unregistered GMAI Common Stock he now owns or subsequently acquires; provided, however, that this provision shall not apply in the event of a merger or sale of all or substantially all of the capital stock of GMAI.

           4. Purchaser's Representations and Warranties. Each Purchaser separately represents and warrants to Seller as to itself as follows:

                (a)  If the Purchaser is a corporation,  company or
trust, (i) it is duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its organization (which is specified in Schedule A), (ii) it has the full authority to enter into and perform this Agreement, (iii)
this Agreement has been authorized by proper action on behalf of such Purchaser, and (iv) upon execution and delivery hereof by such Purchaser, this Agreement will be duly executed and delivered by such Purchaser, and will represent the valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as enforceability may be limited by any bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and by general equitable principles (whether such enforceability is considered in a proceeding at law or in equity).

                (b) If the Purchaser is an individual, he has all requisite power and authority to enter into and perform his obligations under this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser, and this Agreement is a valid and binding obligation of Purchaser, enforceable against him in accordance with its terms, except as enforceability may be limited by any bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and by general equitable principles (whether such enforceability is considered in a proceeding at law or in equity).

                (c)  (i) The Shares  being  purchased  by Purchaser
hereunder are being purchased for his or its sole benefit and account for investment and not with a view to, or for resale in connection with, a public offering or distribution, (ii) Purchaser agrees and acknowledges that such Shares may be sold or transferred only in compliance with the United States Securities Act of 1933, as amended (the "Act") and other applicable securities laws, and GMAI's Certificate of Incorporation and By-Laws, and (iii) that the certificate or certificates representing such Shares may be imprinted with a legend indicating that such stock is not registered under the Act or such other laws and noting that the transfer thereof is restricted.

                (d) Purchaser is familiar with Rule 501 under the Act and is an "accredited investor" within the meaning of that rule.

                (e) (i) Purchaser (or its advisors or representatives) have had access to extensive financial information concerning GMAI, and Purchaser (or its advisors and representatives) have such knowledge and experience in financial and business matters that Purchaser is capable of utilizing the information so available to it concerning GMAI to evaluate the risks of an investment in GMAI, and (ii) Purchaser has been advised that the Shares which he or it is purchasing hereunder have not been registered under the Act, and that, accordingly, the Purchaser may not be able to sell or otherwise dispose of such Shares when he or it may wish to do so.

                (f)  Except as  expressly  provided in Section 3,
Seller  has  made no  representation  or  warranty  to  Purchaser
with  respect  to  the  Shares   which  he  or  it  is   purchasing
hereunder, or GMAI, either orally or in writing.

                (g) Purchaser if an individual, or in the case of a trust the trustee thereof, or in the case of a company the principal shareholder thereof is not in possession of any material nonpublic information concerning GMAI, including but not limited to information relating to GMAI's prospects, potential business combinations involving GMAI, any potential offer to acquire GMAI, GMAI's earnings or performance or operating results, any potential executive hirings by GMAI, acquisitions by GMAI of other businesses, or any other matter.

                (h) Purchaser if an individual, or if a trust such trust and its trustee and each of its principal beneficiaries, or if a company its principal beneficial owner(s)
(i) has no net short position in GMAI Common Stock, and (ii) neither owns nor has obligations under any put, call, option or other derivative security relating to GMAI Common Stock.

           5.   Indemnity.

                (a) Each Purchaser hereby indemnifies Seller against any liability in connection with any fee, commission or other compensation owed by that Purchaser to any agent, broker, investment banker or other similar person acting on behalf of or under the authority of that Purchaser in connection with the making, execution, delivery or performance of this Agreement or the purchase of the Shares being purchased by that Purchaser from Seller hereunder.

                (b) Seller hereby indemnifies each Purchaser against any liability in connection with any fee, commission or other compensation owed by Seller to any agent, broker, investment banker or other similar person acting on behalf of or under the authority of Seller in connection with the making, execution, delivery or performance of this Agreement or the sale of the Shares being sold by Seller to that Purchaser hereunder.

           6. Miscellaneous. This Agreement (a) by election of the parties, in accordance with section 5-1401 of the New York General Obligations Law, shall be governed by the laws of the State of New York applicable to contracts made and to be wholly performed within that State (without reference to its conflict of laws rules) and the rights and duties of the parties hereunder shall be determined in accordance therewith, (b) may be modified, amended or terminated only in writing signed by the parties to be bound thereby, (c) expresses the entire agreement of the parties with respect to its subject matter, and (d) shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. In the event of any dispute arising under this Agreement, each Purchaser and Seller agree that it shall be resolved exclusively in the Federal or state courts sitting in New York County, New York, and each Purchaser and Seller hereby submits to the exclusive jurisdiction of such courts, and agrees that service of process against him may be made by mailing by registered mail to his address as shown on the first page of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement. This Agreement shall be effective when each of the parties shall have executed at least one counterpart, although not all of the parties may have executed the same counterpart.

           If the foregoing correctly sets forth our agreement please sign and return the enclosed copy of this letter to me, whereupon this letter will become a binding agreement between Purchasers and Seller.

                               Very truly yours,

                               LEON H. LIEBMAN

                               By_______________________________________
                                         Michael A. Varet, Esq.,
                                         as Attorney-in-Fact for
                                         Leon H. Liebman,
                                         and not individually

AGREED TO AS OF THE DATE HEREOF:

RONDA SERVICES LTD.


By_________________________________
___________________________________
Its________________________________



________________________________
Greg Manning


SHERLEIGH ASSOCIATES INC. PROFIT SHARING PLAN


By________________________________
   Jack Silver
   Trustee

                                        Number of
Purchaser's Name and                    Shares Being          Purchase Price
Address                                 Purchased

Purchaser # 1
-------------

Ronda Services Ltd.,                    200,000               $2,950,000
a British  Virgin  Islands company
P.O. Box 3186
Abbott Building
Main Street
Road Town
Tortola, British Virgin Islands



Purchaser # 2
-------------                           100,000               $  750,000

Greg Manning
C/o Greg Manning Auctions Inc.
775 Passaic Avenue
West Caldwell,  New Jersey 07006



Purchaser # 3
----------------
                                        100,000               $1,500,000
SHERLEIGH  ASSOCIATES INC.
PROFIT SHARING PLAN,
a New York trust
Jack Silver, Trustee
920 Fifth Avenue (3B)
New York, New York 10021




TOTAL                                   400,000               $5,200,000